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                                                                  EXHIBIT 10.4


ADDENDUM TO NOTE
New Arts Acquisition, Inc.
September 11, 1997


I. Advances under the Note shall be available through April 30, 1998. On said date, the outstanding balance of advances under the Note shall be converted to an amortizing loan payable in 32 equal monthly payments of principal including interest based upon a 10 year amortization commencing on May 30, 1998. On December 30, 2000, the then outstanding balance of advances under the Note shall be payable in 27 equal monthly payments of principal including interest based upon a 3 year amortization commencing on January 30, 2001. All principal and accrued but unpaid interest shall in any event be due and payable on March 30, 2003. The monthly payments shall be adjusted annually on the anniversary date of the Note to reflect the then applicable rate of interest and the balance of the respective initial amortization periods.

II. Notwithstanding the amount specified as the monthly payment, the amount due monthly shall never be less than interest accrued.

III. Any default under the obligations of National Insurance Group to Bank shall constitute a default hereunder.

IV. Defaults shall include those defaults contained in the Credit Terms and Conditions executed by the undersigned.


New Arts Acquisition, Inc.

By: /s/ GREG SAUNDERS
   ------------------------------
        Greg Saunders
        EVP, CFO